Exhibit 99.01

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Colleen Lacter	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-7611	650-527-5523
colleen_lacter@symantec.com	hcorcos@symantec.com

SYMANTEC APPOINTS MARK GARFIELD AS CHIEF ACCOUNTING OFFICER

MOUNTAIN VIEW, Calif. – March 10, 2014 – Symantec Corp. (Nasdaq: SYMC) today announced that Mark Garfield, previously senior vice president, finance and chief accounting officer, Brightstar Corporation, will become the chief accounting officer of Symantec effective March 10. He will report to Thomas Seifert Symantec’s chief financial officer.

At Brightstar, Garfield was responsible for implementing SOX level internal controls, launching an enterprise-wide ERP and global shared services project and creating its global internal control and technical accounting teams. He brings extensive expertise in financial reporting, accounting and finance function integration, Sarbanes-Oxley process management and compliance, and financial due diligence for all types of investments and acquisitions.

“Mark is a seasoned business partner and will be a valuable addition to Symantec’s broader management team,” said Steve Bennett, president and chief executive officer. “We are pleased to have attracted an executive with such a strong finance and audit background to lead our accounting team at this exciting time in Symantec’s transformation.”

In addition to Brightstar, Garfield previously held senior level positions with Advanced Micro Devices, LoudCloud, and Ernst & Young. He received his Bachelor of Arts degree in business economics from the University of California at Santa Barbara and is licensed as a Certified Public Accountant in California, inactive.

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About Symantec

Symantec Corporation (NASDAQ: SYMC) is an information protection expert that helps people, businesses and governments seeking the freedom to unlock the opportunities technology brings – anytime, anywhere. Founded in April 1982, Symantec, a Fortune 500 company, operating one of the largest global data-intelligence networks, has provided leading security, backup and availability solutions for where vital information is stored, accessed and shared. The company’s more than 21,500 employees reside in more than 50 countries. Ninety-nine percent of Fortune 500 companies are Symantec customers. In fiscal 2013, it recorded revenues of $6.9 billion. To learn more go to www.symantec.com or connect with Symantec at: go.symantec.com/socialmedia.

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